Exhibit 99.1

Radian Announces Third Quarter 2019 Financial Results

-- GAAP net income of $173 million, or $0.83 per diluted share --

-- Adjusted diluted net operating income per share increases 14% year-over-year to $0.81 --

-- Writes $22.0 billion in new MI business, sets company record for quarterly flow MI;
MI in force increases 9% year-over-year to $237 billion --

-- Book value per share grows 24% year-over-year to $19.40 --

-- Company purchases $78 million or 3.3 million shares of Radian Group common stock during the quarter --

PHILADELPHIA--(BUSINESS WIRE)--October 30, 2019--Radian Group Inc. (NYSE: RDN) today reported net income for the quarter ended September 30, 2019, of $173.4 million, or $0.83 per diluted share. This compares to net income for the quarter ended September 30, 2018, of $142.8 million, or $0.66 per diluted share.

Key Financial Highlights (dollars in millions, except per-share data)

	Quarter Ended September 30, 2019	Quarter Ended September 30, 2018	Percent Change
Net income (1)	$173.4	$142.8	21%
Diluted net income per share	$0.83	$0.66	26%
Consolidated pretax income	$217.7	$184.7	18%
Adjusted pretax operating income (2)	$212.7	$196.7	8%
Adjusted diluted net operating income per share (2)	$0.81	$0.71	14%
Net premiums earned - mortgage insurance	$277.6	$255.5	9%
MI New Insurance Written (NIW)	$22,037	$15,764	40%
MI primary insurance in force	$237,158	$217,096	9%
Book value per share (3)	$19.40	$15.69	24%
Available holding company liquidity	$730.7	$246.0	197%
Return on equity (1)(4)	18.0%	17.4%	3%
Adjusted net operating return on equity (2)	17.4%	19.0%	(8)%
(1)

Net income for the third quarter of 2019 includes: (i) a $5.9 million pretax loss on extinguishment of debt and (ii) $13.0 million pretax net gain on investments and other financial instruments. Net income for the third quarter of 2018 includes: (i) $4.5 million pretax net loss on investments and other financial instruments; and (ii) $4.5 million of pretax restructuring and other exit costs.

(2)

Adjusted results, including adjusted pretax operating income, adjusted diluted net operating income per share, and adjusted net operating return on equity, are non-GAAP financial measures. For definitions and a reconciliation of these measures to the comparable GAAP measures, see Exhibits F and G.

(3)	Accumulated other comprehensive income (loss) impacted book value per share by $0.62 per share as of September 30, 2019, and $(0.28) per share as of September 30, 2018.
(4)	Calculated by dividing annualized net income by average stockholders' equity, based on the average of the beginning and ending balances for each period presented.

Adjusted pretax operating income for the quarter ended September 30, 2019, was $212.7 million, compared to $196.7 million for the quarter ended September 30, 2018. Adjusted diluted net operating income per share for the quarter ended September 30, 2019, was $0.81, an increase of 14 percent compared to $0.71 for the quarter ended September 30, 2018.

Book value per share at September 30, 2019, was $19.40, an increase of 5 percent compared to $18.42 at June 30, 2019, and an increase of 24 percent compared to $15.69 at September 30, 2018.

“I am pleased to report another excellent quarter for Radian, with net income of $173 million, a 24% increase in book value per share to $19.40, and return on equity of 18%. We broke another company record in the third quarter for volume of new mortgage insurance business, which drove a 9% year-over-year increase in our high-quality insurance in force portfolio to $237 billion," said Radian’s Chief Executive Officer Rick Thornberry. "These results reflect the fundamental strength of our business model, the value of our customer partnerships and the talent of our entire Radian team."

THIRD QUARTER HIGHLIGHTS

  Mortgage insurance NIW was $22.0 billion for the quarter, representing an increase of 19 percent compared to $18.5 billion in the second quarter of 2019 and an increase of 40 percent compared to $15.8 billion in the prior-year quarter.
    NIW for the quarter represented record volume written on a flow basis for the company.
    Of the $22.0 billion in NIW in the third quarter of 2019, 85 percent was written with monthly and other recurring premiums, compared to 83 percent in the second quarter of 2019, and 78 percent in the third quarter of 2018.
    Borrower-paid originations accounted for 97 percent of total NIW in the third quarter of 2019, compared to 97 percent in the second quarter of 2019, and 91 percent in the third quarter of 2018.
    Refinances accounted for 19 percent of total NIW in the third quarter of 2019, compared to 10 percent in the second quarter of 2019, and 5 percent in the third quarter of 2018.
  Total primary mortgage insurance in force as of September 30, 2019, grew to $237.2 billion, an increase of 3 percent compared to $230.8 billion as of June 30, 2019, and an increase of 9 percent compared to $217.1 billion as of September 30, 2018.
    Radian’s mortgage insurance portfolio consists of 95 percent of new business written after 2008, including those loans that successfully completed the Home Affordable Refinance Program (HARP).
    Persistency, which is the percentage of mortgage insurance that remains in force after a 12-month period, was 81.5 percent as of September 30, 2019, compared to 83.4 percent as of June 30, 2019, and 81.4 percent as of September 30, 2018.
    Annualized persistency for the three months ended September 30, 2019, was 75.5 percent, reflecting increased refinance activity in the market, compared to 80.8 percent for the three months ended June 30, 2019, and 83.4 percent for the three months ended September 30, 2018.
  Net mortgage insurance premiums earned were $277.6 million for the quarter ended September 30, 2019, compared to $296.3 million for the quarter ended June 30, 2019, and $255.5 million for the quarter ended September 30, 2018.
    Mortgage insurance in force premium yield was 47.4 basis points in the third quarter of 2019, compared to 55.9 basis points in the second quarter of 2019 and 48.6 basis points in the third quarter of 2018. Net mortgage insurance premiums earned for the second quarter of 2019 included an increase of $32.9 million as a result of a cumulative adjustment to unearned premiums related to an update to the amortization rates used to recognize revenue for single premium policies. Excluding the impact of this adjustment, in force premium yield was 47.9 basis points in the second quarter of 2019.
    The impact of single premium cancellations before consideration of reinsurance represented 4.6 basis points in the third quarter of 2019, 2.8 basis points in the second quarter of 2019, and 2.1 basis points in the third quarter of 2018.
    Total net mortgage insurance premium yield, which includes the impact of ceded premiums and accrued profit commission, was 47.5 basis points in the third quarter of 2019. This compares to 52.2 basis points in the second quarter of 2019, or 46.4 basis points excluding the impact of the updates to single premium policy amortization rates described above, and 47.8 basis points in the third quarter of 2018.
    Additional details regarding premiums earned may be found in Exhibit D.
  The mortgage insurance provision for losses was $29.1 million in the third quarter of 2019, compared to $47.2 million in the second quarter of 2019, and $20.7 million in the prior-year quarter.
    The number of primary delinquent loans was 20,184 as of September 30, 2019, an increase of 3 percent compared to 19,643 as of June 30, 2019 and a decrease of 3 percent compared to 20,770 as of September 30, 2018.
    The primary mortgage insurance delinquency rate was 1.9 percent in the third quarter of 2019, compared to 1.9 percent in the second quarter of 2019, and 2.1 percent in the third quarter of 2018.
    The loss ratio in the third quarter of 2019 was 10.5 percent, compared to 15.9 percent in the second quarter of 2019, and 8.1 percent in the third quarter of 2018.
    Mortgage insurance loss reserves were $394.1 million as of September 30, 2019, compared to $401.3 million as of June 30, 2019, and $409.0 million as of September 30, 2018.
    Total mortgage insurance claims paid were $36.7 million in the third quarter of 2019, compared to $32.4 million in the second quarter of 2019, and $59.8 million in the third quarter of 2018. In addition, the company’s pending claim inventory declined 10 percent from September 30, 2018.
  Total Services Segment revenues for the third quarter of 2019 were $47.4 million, compared to $43.0 million for the second quarter of 2019, and $40.9 million for the third quarter of 2018. Adjusted earnings before interest, income taxes, depreciation and amortization (Services adjusted EBITDA) for the quarter ended September 30, 2019 was $3.7 million, compared to $1.4 million for the quarter ended June 30, 2019, and $0.6 million for the quarter ended September 30, 2018. Additional details regarding the non-GAAP measure Services adjusted EBITDA may be found in Exhibits F and G.
  Other operating expenses were $76.4 million in the third quarter of 2019, compared to $70.0 million in the second quarter of 2019, and $70.1 million in the third quarter of 2018. Compared to the second quarter of 2019, the increase in operating expenses was driven by a reduction in ceding commissions as well as increased incentive compensation based on year-to-date performance.

CAPITAL AND LIQUIDITY UPDATE

The company remains focused on optimizing its capital position, enhancing its return on capital, and increasing its financial flexibility.

Radian Group

  As of September 30, 2019, Radian Group maintained $731 million of available liquidity. Total liquidity, which includes the company’s $268 million unsecured revolving credit facility entered into in October 2017, was approximately $1.0 billion as of September 30, 2019.
  During the third quarter of 2019, Radian redeemed the remaining $27 million aggregate principal amount of Senior Notes due 2020 and the remaining $70 million aggregate principal amount of Senior Notes due 2021.
  Also during the third quarter of 2019, Radian repurchased approximately 3.3 million shares, or approximately $77.5 million of Radian Group common stock, including commissions. This repurchase activity completed the company's $250 million share repurchase program initiated in August 2018 and also included shares purchased under the company's new $200 million program authorized in August 2019.
  In addition, in October 2019, the Company purchased an additional 1.1 million shares, or approximately $25 million of Radian Group common stock, including commissions. At October 30, 2019, purchase authority of up to approximately $150 million remained available under the existing program, which expires on July 31, 2020.
  On October 17, 2019, Moody’s Investors Service upgraded the senior unsecured debt rating of Radian Group to Ba1 from Ba2. The outlook for the ratings is stable. Moody's rationale in support of the rating includes expectations for continued strong profitability due to favorable U.S. housing market and economic fundamentals, as well as the company's recent actions to reduce its financial leverage, extend its debt maturity profile and increase liquidity at the holding company.

Radian Guaranty

  At September 30, 2019, Radian Guaranty’s Available Assets under the Private Mortgage Insurer Eligibility Requirements (PMIERs) totaled approximately $3.4 billion, resulting in an excess or “cushion” of approximately $652 million, or 24 percent over its Minimum Required Assets of approximately $2.7 billion.
  On October 17, 2019, Moody’s Investors Service upgraded the insurance financial strength rating of Radian Guaranty to Baa1 from Baa2. The outlook for the ratings is stable. Moody’s rationale in support of the rating includes Radian's strong position in the market, its increased risk distribution through insurance-linked notes and traditional reinsurance, and its significant capital resources to absorb losses during periods of elevated mortgage credit losses, as well as the company's diverse customer base and comfortable PMIERs cushion.

CONFERENCE CALL

Radian will discuss third quarter financial results in a conference call tomorrow, Thursday, October 31, 2019, at 10:00 a.m. Eastern time. The conference call will be broadcast live over the Internet at http://www.radian.biz/page?name=Webcasts or at www.radian.biz. The call may also be accessed by dialing 844.767.5679 inside the U.S., or 409.207.6967 for international callers, using passcode 4017930 or by referencing Radian.

A replay of the webcast will be available on the Radian website approximately two hours after the live broadcast ends for a period of one year. A replay of the conference call will be available approximately two and a half hours after the call ends for a period of two weeks, using the following dial-in numbers and passcode: 866.207.1041 inside the U.S., or 402.970.0847 for international callers, passcode 2166484.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian's website under Investors>Quarterly Results, or by clicking on http://www.radian.biz/page?name=QuarterlyResults.

NON-GAAP FINANCIAL MEASURES

Radian believes that adjusted pretax operating income, adjusted diluted net operating income per share and adjusted net operating return on equity (non-GAAP measures) facilitate evaluation of the company’s fundamental financial performance and provide relevant and meaningful information to investors about the ongoing operating results of the company. On a consolidated basis, these measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be considered in isolation or viewed as substitutes for GAAP measures of performance. The measures described below have been established in order to increase transparency for the purpose of evaluating the company’s operating trends and enabling more meaningful comparisons with Radian’s competitors.

Adjusted pretax operating income is defined as earnings excluding the impact of certain items that are not viewed as part of the operating performance of the company’s primary activities, or not expected to result in an economic impact equal to the amount reflected in pretax income. Adjusted pretax operating income adjusts GAAP pretax income to remove the effects of: (i) net gains (losses) on investments and other financial instruments; (ii) loss on extinguishment of debt; (iii) amortization and impairment of goodwill and other acquired intangible assets; and (iv) impairment of other long-lived assets and other non-operating items, such as losses from the sale of lines of business and acquisition-related expenses. Adjusted diluted net operating income per share represents a diluted net income per share calculation using as its basis adjusted pretax operating income, net of taxes at the company’s statutory tax rate for the period. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income, net of taxes computed using the company's statutory tax rate, by average stockholders' equity, based on the average of the beginning and ending balances for each period presented.

The company has also presented a non-GAAP measure for tangible book value per share, which represents book value per share less the per-share impact of goodwill and other acquired intangible assets, net. The company uses this measure to assess the quality and growth of its capital. Because tangible book value per share is a widely used financial measure which focuses on the underlying fundamentals of the company’s financial position and operating trends without the impact of goodwill and other acquired intangible assets, the company believes that current and prospective investors may find it useful in their analysis.

In addition to the above non-GAAP measures for the consolidated company, the company also presents as supplemental information a non-GAAP measure for the Services segment, representing earnings before interest, income tax provision (benefit), depreciation and amortization (EBITDA). Services adjusted EBITDA is calculated by using the Services segment’s adjusted pretax operating income as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. In addition, Services adjusted EBITDA margin is calculated by dividing Services adjusted EBITDA by GAAP total revenue for the Services segment. Services adjusted EBITDA and Services adjusted EBITDA margin are used to facilitate comparisons with other services companies, since they are widely accepted measures of performance in the services industry and are used internally as supplemental measures to evaluate the performance of our Services segment.

See Exhibit F or Radian’s website for a description of these items, as well as Exhibit G for reconciliations to the most comparable consolidated GAAP measures.

ABOUT RADIAN

Radian is ensuring the American dream of homeownership responsibly and sustainably through products and services that include industry-leading mortgage insurance and a comprehensive suite of mortgage, risk, real estate, and title services. We are powered by technology, informed by data and driven to deliver new and better ways to transact and manage risk. Learn more about Radian’s financial strength and flexibility at www.radian.biz and visit www.radian.com to see how Radian is shaping the future of mortgage and real estate services.

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS (Unaudited)

For historical trend information, refer to Radian’s quarterly financial statistics at http://www.radian.biz/page?name=FinancialReportsCorporate.

Exhibit A:	Condensed Consolidated Statements of Operations Trend Schedule
Exhibit B:	Net Income Per Share Trend Schedule
Exhibit C:	Condensed Consolidated Balance Sheets
Exhibit D:	Net Premiums Earned - Insurance
Exhibit E:	Segment Information
Exhibit F:	Definition of Consolidated Non-GAAP Financial Measures
Exhibit G:	Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit H:	Mortgage Insurance Supplemental Information
New Insurance Written
Exhibit I:	Mortgage Insurance Supplemental Information
Primary Insurance in Force and Risk in Force
Exhibit J:	Mortgage Insurance Supplemental Information
Claims and Reserves
Exhibit K:	Mortgage Insurance Supplemental Information
Default Statistics
Exhibit L:	Mortgage Insurance Supplemental Information
Reinsurance Programs

Radian Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations Trend Schedule
Exhibit A

	2019			2018
(In thousands, except per-share amounts)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

Revenues:
Net premiums earned - insurance	$281,185	$299,166	$263,512	$261,682	$258,431
Services revenue	42,509	39,303	32,753	38,414	36,566
Net investment income	42,756	43,761	43,847	42,051	38,995
Net gains (losses) on investments and other financial instruments	13,009	12,540	21,913	(11,705)	(4,480)
Other income	879	194	1,604	1,031	1,174
Total revenues	380,338	394,964	363,629	331,473	330,686

Expenses:
Provision for losses	29,231	47,427	20,754	27,140	20,881
Policy acquisition costs	6,435	6,203	5,893	6,485	5,667
Cost of services	29,044	27,845	24,157	24,939	25,854
Other operating expenses	76,384	70,046	78,805	77,266	70,125
Restructuring and other exit costs	—	—	—	113	4,464
Interest expense	13,492	14,961	15,697	15,584	15,535
Loss on extinguishment of debt	5,940	16,798	—	—	—
Amortization and impairment of other acquired intangible assets	2,139	2,139	2,187	3,461	3,472
Total expenses	162,665	185,419	147,493	154,988	145,998

Pretax income	217,673	209,545	216,136	176,485	184,688
Income tax provision	44,235	42,815	45,179	36,706	41,891
Net income	$173,438	$166,730	$170,957	$139,779	$142,797

Diluted net income per share	$0.83	$0.78	$0.78	$0.64	$0.66

Radian Group Inc. and Subsidiaries
Net Income Per Share Trend Schedule
Exhibit B

The calculation of basic and diluted net income per share was as follows:

	2019			2018
(In thousands, except per-share amounts)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Net income —basic and diluted	$173,438	$166,730	$170,957	$139,779	$142,797

Average common shares outstanding—basic	203,107	208,097	213,537	213,435	213,309
Dilutive effect of share-based compensation arrangements (1)	5,584	5,506	4,806	4,448	4,593
Adjusted average common shares outstanding—diluted	208,691	213,603	218,343	217,883	217,902

Basic net income per share	$0.85	$0.80	$0.80	$0.65	$0.67

Diluted net income per share	$0.83	$0.78	$0.78	$0.64	$0.66
(1)

The following number of shares of our common stock equivalents issued under our share-based compensation arrangements were not included in the calculation of diluted net income per share because they were anti-dilutive:

	2019			2018
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Shares of common stock equivalents	—	168	169	337	338

Radian Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
Exhibit C

	September 30,		June 30,		March 31,		December 31,		September 30,
(In thousands, except per-share amounts)	2019		2019		2019		2018		2018

Assets:
Investments	$5,533,724		$5,513,319		$5,475,770		$5,153,029		$5,028,235
Cash	49,393		74,111		118,668		95,393		104,413
Restricted cash	2,853		5,007		9,086		11,609		9,925
Accounts and notes receivable	144,113		122,104		89,237		78,652		108,003
Deferred income taxes, net	—		6,872		67,697		131,643		134,201
Goodwill and other acquired intangible assets, net	52,533		54,672		56,811		58,998		55,707
Prepaid reinsurance premium	374,339		385,805		408,622		417,628		413,728
Other assets	513,647		430,236		373,678		367,700		415,272
Total assets	$6,670,602		$6,592,126		$6,599,569		$6,314,652		$6,269,484

Liabilities and stockholders’ equity:
Unearned premiums	$647,856		$666,354		$720,159		$739,357		$747,921
Reserve for losses and loss adjustment expense	398,141		405,278		388,784		401,361		412,460
Senior notes	886,643		982,890		1,031,197		1,030,348		1,029,511
FHLB advances	104,492		106,382		108,532		82,532		71,430
Reinsurance funds withheld	352,532		339,641		329,868		321,212		352,952
Other liabilities	358,431		308,337		310,938		251,127		307,932
Total liabilities	2,748,095		2,808,882		2,889,478		2,825,937		2,922,206

Common stock	220		223		230		231		231
Treasury stock	(901,556)		(901,419)		(895,321)		(894,870)		(894,635)
Additional paid-in capital	2,469,097		2,539,803		2,697,724		2,724,733		2,720,626
Retained earnings	2,229,107		2,056,175		1,889,964		1,719,541		1,580,296
Accumulated other comprehensive income (loss)	125,639		88,462		17,494		(60,920)		(59,240)
Total stockholders’ equity	3,922,507		3,783,244		3,710,091		3,488,715		3,347,278
Total liabilities and stockholders’ equity	$6,670,602		$6,592,126		$6,599,569		$6,314,652		$6,269,484

Shares outstanding	202,219		205,399		212,136		213,473		213,333

Book value per share	$19.40		$18.42		$17.49		$16.34		$15.69

Tangible book value per share (See Exhibit G)	$19.14		$18.15		$17.22		$16.06		$15.43

Debt to capital ratio (1)	18.4%		20.6%		21.7%		22.8%		23.5%
Risk to capital ratio-Radian Guaranty only	14.2	:1	14.6	:1	13.4	:1	13.9	:1	12.4	:1
Risk to capital ratio-Mortgage Insurance combined	12.9	:1	13.3	:1	12.4	:1	12.8	:1	11.7	:1
(1)	Calculated as senior notes divided by senior notes and stockholders' equity.

Radian Group Inc. and Subsidiaries
Net Premiums Earned - Insurance
Exhibit D
	2019				2018
(In thousands)	Qtr 3	Qtr 2		Qtr 1	Qtr 4	Qtr 3

Premiums earned - insurance:
Direct - Mortgage Insurance:
Premiums earned, excluding revenue from cancellations (1)	$274,595	$315,109	(2)	$268,496	$266,536	$257,940
Single Premium Policy cancellations	27,254	15,793		9,957	9,320	11,559
Total direct - Mortgage Insurance	301,849	330,902	(2)	278,453	275,856	269,499

Assumed - Mortgage Insurance: (1) (3)	2,614	2,481		2,450	2,082	1,994

Ceded - Mortgage Insurance:
Premiums earned, excluding revenue from cancellations	(28,457)	(53,948)	(2)	(24,486)	(23,573)	(20,990)
Single Premium Policy cancellations (4)	(8,137)	(4,833)		(2,953)	(3,091)	(3,288)
Profit commission - other (5)	9,729	21,732	(2)	8,314	8,447	8,267
Total ceded premiums, net of profit commission - Mortgage Insurance (6)	(26,865)	(37,049)	(2)	(19,125)	(18,217)	(16,011)
Net premiums earned - insurance - Mortgage Insurance	277,598	296,334	(2)	261,778	259,721	255,482
Net premiums earned - insurance - Services	3,587	2,832		1,734	1,961	2,949
Net premiums earned - insurance	$281,185	$299,166	(2)	$263,512	$261,682	$258,431
(1)	Certain prior period amounts in 2018 have been reclassified to conform to current period presentation.
(2)	Includes a cumulative adjustment to unearned premiums related to an update to the amortization rates used to recognize revenue for Single Premium Policies.
(3)	Includes premiums earned from our participation in certain credit risk transfer programs.
(4)	Includes the impact of related profit commissions.
(5)	The amounts represent the profit commission on the Single Premium QSR Program, excluding the impact of Single Premium Policy cancellations.
(6)	See Exhibit L for additional information on ceded premiums for our various reinsurance programs.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 1 of 2)

Summarized financial information concerning our operating segments as of and for the periods indicated is as follows. For a definition of adjusted pretax operating income and Services adjusted EBITDA, along with reconciliations to consolidated GAAP measures, see Exhibits F and G.

	Mortgage Insurance
	2019				2018
(In thousands)	Qtr 3	Qtr 2		Qtr 1	Qtr 4	Qtr 3
Net premiums written - insurance (1)	$270,567	$265,345		$251,586	$247,256	$253,827
(Increase) decrease in unearned premiums	7,031	30,989	(2)	10,192	12,465	1,655
Net premiums earned - insurance	277,598	296,334		261,778	259,721	255,482
Net investment income	42,579	43,584		43,665	41,875	38,824
Other income	879	602		1,196	641	725
Total	321,056	340,520		306,639	302,237	295,031

Provision for losses	29,053	47,165		20,844	27,079	20,715
Policy acquisition costs	6,435	6,203		5,893	6,485	5,667
Other operating expenses before corporate allocations (3)	31,149	28,438		30,410	37,070	33,152
Total (4)	66,637	81,806		57,147	70,634	59,534
Adjusted pretax operating income before corporate allocations	254,419	258,714		249,492	231,603	235,497
Allocation of corporate operating expenses	26,671	24,388		25,625	21,627	19,794
Allocation of interest expense	13,492	14,961		15,697	11,133	11,083
Adjusted pretax operating income	$214,256	$219,365		$208,170	$198,843	$204,620
	Services
	2019				2018
(In thousands)	Qtr 3	Qtr 2	Qtr 1		Qtr 4	Qtr 3
Net premiums earned - insurance	$3,587	$2,832	$1,734		$1,961	$2,949
Services revenue (4)	43,614	40,380	33,723		39,006	37,332
Net investment income	177	177	182		176	171
Other income	—	(408)	408		390	449
Total	47,378	42,981	36,047		41,533	40,901

Provision for losses	211	318	(18)		113	242
Cost of services	29,162	28,015	24,559		25,064	26,001
Other operating expenses before corporate allocations (3)	15,176	14,204	13,435		13,719	14,772
Restructuring and other exit costs (3)	—	—	—		113	407
Total	44,549	42,537	37,976		39,009	41,422
Adjusted pretax operating income (loss) before corporate allocations (5)	2,829	444	(1,929)		2,524	(521)
Allocation of corporate operating expenses	4,342	3,970	4,171		3,232	2,948
Allocation of interest expense	—	—	—	(6)	4,451	4,452
Adjusted pretax operating income (loss)	$(1,513)	$(3,526)	$(6,100)		$(5,159)	$(7,921)
(1)	Net of ceded premiums written under the QSR Programs and the Excess-of-Loss Program. See Exhibit L for additional information.

See notes continued on next page.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 2 of 2)

Notes continued from prior page.

(2) Includes a cumulative adjustment to unearned premiums related to an update to the amortization rates used to recognize revenue for Single Premium Policies.
(3) Does not include impairment of other long-lived assets and other non-operating items, which are not considered components of adjusted pretax operating income (loss).
(4) Inter-segment information:
	2019			2018
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Inter-segment expense included in Mortgage Insurance segment	$1,105	$1,077	$970	$592	$766
Inter-segment revenue included in Services segment	1,105	1,077	970	592	766
(5)	Supplemental information for Services adjusted EBITDA (see definition in Exhibit F):
	2019			2018
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Adjusted pretax operating income (loss) before corporate allocations	$2,829	$444	$(1,929)	$2,524	$(521)
Depreciation and amortization	865	976	995	700	1,077
Services adjusted EBITDA	$3,694	$1,420	$(934)	$3,224	$556
(6)

Effective January 1, 2019, Clayton's holding company repaid to Radian Group the intercompany note (with terms consistent with the original issued amount of $300 million from the Senior Notes due 2019 that were used to fund our purchase of Clayton), using proceeds from an additional capital contribution from Radian Group. As a result of the intercompany note repayment, the Services segment no longer incurs interest expense on the intercompany note.

Selected Mortgage Insurance Key Ratios

	2019			2018
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

Loss ratio (1)	10.5%	15.9%	8.0%	10.4%	8.1%
Expense ratio (1)	23.1%	19.9%	23.7%	25.1%	22.9%
(1)	Calculated on a GAAP basis using net premiums earned.

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 1 of 2)

Use of Non-GAAP Financial Measures

In addition to the traditional GAAP financial measures, we have presented “adjusted pretax operating income,” “adjusted diluted net operating income per share” and “adjusted net operating return on equity,” which are non-GAAP financial measures for the consolidated company, among our key performance indicators to evaluate our fundamental financial performance. These non-GAAP financial measures align with the way the Company’s business performance is evaluated by both management and the board of directors. These measures have been established in order to increase transparency for the purposes of evaluating our operating trends and enabling more meaningful comparisons with our peers. Although on a consolidated basis “adjusted pretax operating income,” “adjusted diluted net operating income per share” and “adjusted net operating return on equity” are non-GAAP financial measures, we believe these measures aid in understanding the underlying performance of our operations. Our senior management, including our Chief Executive Officer (Radian’s chief operating decision maker), uses adjusted pretax operating income (loss) as our primary measure to evaluate the fundamental financial performance of the Company’s business segments and to allocate resources to the segments.

Adjusted pretax operating income is defined as GAAP consolidated pretax income (loss) excluding the effects of: (i) net gains (losses) on investments and other financial instruments; (ii) loss on extinguishment of debt; (iii) amortization and impairment of goodwill and other acquired intangible assets; and (iv) impairment of other long-lived assets and other non-operating items, such as losses from the sale of lines of business and acquisition-related expenses. Adjusted diluted net operating income per share is calculated by dividing (i) adjusted pretax operating income attributable to common stockholders, net of taxes computed using the Company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income, net of taxes computed using the Company’s statutory tax rate, by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.

Although adjusted pretax operating income excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (i) not viewed as part of the operating performance of our primary activities or (ii) not expected to result in an economic impact equal to the amount reflected in pretax income. These adjustments, along with the reasons for their treatment, are described below.

(1)

Net gains (losses) on investments and other financial instruments. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities, our tax and capital profile and overall market cycles. Unrealized gains and losses arise primarily from changes in the market value of our investments that are classified as trading or equity securities. These valuation adjustments may not necessarily result in realized economic gains or losses.

Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized and unrealized gains or losses and changes in fair value of other financial instruments. We do not view them to be indicative of our fundamental operating activities.

(2)

Loss on extinguishment of debt. Gains or losses on early extinguishment of debt and losses incurred to purchase our debt prior to maturity are discretionary activities that are undertaken in order to take advantage of market opportunities to strengthen our financial and capital positions; therefore, we do not view these activities as part of our operating performance. Such transactions do not reflect expected future operations and do not provide meaningful insight regarding our current or past operating trends. Therefore, these items are excluded from our calculation of adjusted pretax operating income (loss).

(3)

Amortization and impairment of goodwill and other acquired intangible assets. Amortization of acquired intangible assets represents the periodic expense required to amortize the cost of acquired intangible assets over their estimated useful lives. Acquired intangible assets are also periodically reviewed for potential impairment, and impairment adjustments are made whenever appropriate. We do not view these charges as part of the operating performance of our primary activities.

(4)

Impairment of other long-lived assets and other non-operating items. Includes activities that we do not view to be indicative of our fundamental operating activities, such as: (i) losses from the sale of lines of business and (ii) acquisition-related expenses.

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 2 of 2)

We have also presented a non-GAAP measure for tangible book value per share, which represents book value per share less the per-share impact of goodwill and other acquired intangible assets, net. We use this measure to assess the quality and growth of our capital. Because tangible book value per share is a widely-used financial measure which focuses on the underlying fundamentals of our financial position and operating trends without the impact of goodwill and other acquired intangible assets, we believe that current and prospective investors may find it useful in their analysis of the Company.

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information a non-GAAP measure for our Services segment, representing a measure of earnings before interest, income tax provision (benefit), depreciation and amortization (“EBITDA”). We calculate Services adjusted EBITDA by using adjusted pretax operating income as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. In addition, Services adjusted EBITDA margin is calculated by dividing Services adjusted EBITDA by GAAP total revenue for the Services segment. Services adjusted EBITDA and Services adjusted EBITDA margin are used to facilitate comparisons with other services companies, since they are widely accepted measures of performance in the services industry and are used internally as supplemental measures to evaluate the performance of our Services segment.

See Exhibit G for the reconciliation of the most comparable GAAP measures, consolidated pretax income, diluted net income per share, return on equity and book value per share, to our non-GAAP financial measures for the consolidated company, adjusted pretax operating income, adjusted diluted net operating income per share, adjusted net operating return on equity, and tangible book value per share, respectively. Exhibit G also contains the reconciliation of the most comparable GAAP measure, net income, to Services adjusted EBITDA.

Total adjusted pretax operating income, adjusted diluted net operating income per share, adjusted net operating return on equity, tangible book value per share, Services adjusted EBITDA and Services adjusted EBITDA margin should not be considered in isolation or viewed as substitutes for GAAP pretax income, diluted net income per share, return on equity, book value per share or net income. Our definitions of adjusted pretax operating income, adjusted diluted net operating income per share, adjusted net operating return on equity, tangible book value per share, Services adjusted EBITDA or Services adjusted EBITDA margin may not be comparable to similarly-named measures reported by other companies.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 1 of 3)

Reconciliation of Consolidated Pretax Income to Adjusted Pretax Operating Income

	2019			2018
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Consolidated pretax income	$217,673	$209,545	$216,136	$176,485	$184,688
Less reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	13,009	12,540	21,913	(11,705)	(4,480)
Loss on extinguishment of debt	(5,940)	(16,798)	—	—	—
Amortization and impairment of other acquired intangible assets	(2,139)	(2,139)	(2,187)	(3,461)	(3,472)
Impairment of other long-lived assets and other non-operating items (1)	—	103	(5,660)	(2,033)	(4,059)
Total adjusted pretax operating income (2)	$212,743	$215,839	$202,070	$193,684	$196,699
(1)

The amount for the three months ended September 31, 2018 includes $3.6 million of other exit costs associated with impairment of internal-use software included within restructuring and other exit costs on the Condensed Consolidated Statement of Operations in Exhibit A. The amounts for all other periods are included in other operating expenses on the Condensed Consolidated Statement of Operations in Exhibit A and primarily relate to impairments of other long-lived assets.

(2)

Total adjusted pretax operating income on a consolidated basis consists of adjusted pretax operating income (loss) for our Mortgage Insurance segment and our Services segment, as further detailed in Exhibit E.

Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Operating Income Per Share

	2019			2018
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Diluted net income per share	$0.83	$0.78	$0.78	$0.64	$0.66

Less per-share impact of reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	0.06	0.06	0.10	(0.05)	(0.02)
Loss on extinguishment of debt	(0.03)	(0.08)	—	—	—
Amortization and impairment of other acquired intangible assets	(0.01)	(0.01)	(0.01)	(0.02)	(0.02)
Impairment of other long-lived assets and other non-operating items	—	—	(0.02)	(0.01)	(0.02)
Income tax (provision) benefit on reconciling income (expense) items (1)	—	0.01	(0.01)	0.02	0.01
Difference between statutory and effective tax rates	—	—	(0.01)	—	—
Per-share impact of reconciling income (expense) items	0.02	(0.02)	0.05	(0.06)	(0.05)
Adjusted diluted net operating income per share (1)	$0.81	$0.80	$0.73	$0.70	$0.71
(1)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 2 of 3)

Reconciliation of Return on Equity to Adjusted Net Operating Return on Equity (1)

	2019			2018
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Return on equity (1)	18.0%	17.8%	19.0%	16.4%	17.4%
Less impact of reconciling income (expense) items: (2)
Net gains (losses) on investments and other financial instruments	1.4	1.3	2.4	(1.4)	(0.5)
Loss on extinguishment of debt	(0.6)	(1.8)	—	—	—
Amortization and impairment of other acquired intangible assets	(0.2)	(0.2)	(0.2)	(0.4)	(0.4)
Impairment of other long-lived assets and other non-operating items	—	—	(0.6)	(0.3)	(0.5)
Income tax (provision) benefit on reconciling income (expense) items (3)	(0.1)	0.1	(0.3)	0.4	0.3
Difference between statutory and effective tax rates	0.1	0.2	—	0.2	(0.5)
Impact of reconciling income (expense) items	0.6	(0.4)	1.3	(1.5)	(1.6)
Adjusted net operating return on equity	17.4%	18.2%	17.7%	17.9%	19.0%
(1)	Calculated by dividing annualized net income by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.
(2)	Annualized, as a percentage of average stockholders’ equity.
(3)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.
Reconciliation of Book Value Per Share to Tangible Book Value Per Share (1)

	2019			2018
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Book value per share	$19.40	$18.42	$17.49	$16.34	$15.69
Less: Goodwill and other acquired intangible assets, net per share	0.26	0.27	0.27	0.28	0.26
Tangible book value per share	$19.14	$18.15	$17.22	$16.06	$15.43
(1)	All book value per share items are calculated based on the number of shares outstanding at the end of each respective period.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 3 of 3)

Reconciliation of Net Income to Services Adjusted EBITDA

	2019			2018
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

Net income	$173,438	$166,730	$170,957	$139,779	$142,797
Less reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	13,009	12,540	21,913	(11,705)	(4,480)
Loss on extinguishment of debt	(5,940)	(16,798)	—	—	—
Amortization and impairment of other acquired intangible assets	(2,139)	(2,139)	(2,187)	(3,461)	(3,472)
Impairment of other long-lived assets and other non-operating items	—	103	(5,660)	(2,033)	(4,059)
Income tax provision	44,235	42,815	45,179	36,706	41,891
Mortgage Insurance adjusted pretax operating income	214,256	219,365	208,170	198,843	204,620
Services adjusted pretax operating income (loss)	(1,513)	(3,526)	(6,100)	(5,159)	(7,921)

Less reconciling income (expense) items:
Allocation of corporate operating expenses to Services	(4,342)	(3,970)	(4,171)	(3,232)	(2,948)
Allocation of corporate interest expense to Services	—	—	—	(4,451)	(4,452)
Services depreciation and amortization	(865)	(976)	(995)	(700)	(1,077)
Services adjusted EBITDA	$3,694	$1,420	$(934)	$3,224	$556

On a consolidated basis, “adjusted pretax operating income,” “adjusted diluted net operating income per share,” “adjusted net operating return on equity” and “tangible book value per share” are measures not determined in accordance with GAAP. “Services adjusted EBITDA” and “Services adjusted EBITDA margin” are also non-GAAP measures. These measures should not be considered in isolation or viewed as substitutes for GAAP pretax income, diluted net income per share, return on equity, book value per share or net income. Our definitions of adjusted pretax operating income, adjusted diluted net operating income per share, adjusted net operating return on equity, tangible book value per share, Services adjusted EBITDA or Services adjusted EBITDA margin may not be comparable to similarly-named measures reported by other companies. See Exhibit F for additional information on our consolidated non-GAAP financial measures.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - New Insurance Written
Exhibit H

	2019			2018
($ in millions)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

Total primary new insurance written	$22,037	$18,539	$10,900	$12,737	$15,764

Percentage of primary new insurance written by FICO score (1)
>=740	64.1%	62.2%	57.6%	54.6%	55.5%
680-739	31.5	32.5	34.7	35.8	34.7
620-679	4.4	5.3	7.7	9.6	9.8
Total primary new insurance written	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary new insurance written
Borrower-paid	97.1%	96.5%	95.1%	94.0%	91.4%

Percentage by premium type
Direct monthly and other recurring premiums	85.0%	83.3%	83.4%	82.8%	78.4%
Direct single premiums (2):
Lender-paid	1.9	2.5	3.9	5.0	7.4
Borrower-paid (3)	13.1	14.2	12.7	12.2	14.2
Total primary new insurance written	100.0%	100.0%	100.0%	100.0%	100.0%

Primary new insurance written for purchases	80.7%	89.8%	92.2%	94.9%	95.5%
Primary new insurance written for refinances	19.3%	10.2%	7.8%	5.1%	4.5%

Percentage by LTV
95.01% and above	16.8%	20.5%	19.7%	18.3%	16.9%
90.01% to 95.00%	37.4	38.1	40.9	43.1	44.3
85.01% to 90.00%	27.4	26.9	27.3	27.5	27.9
85.00% and below	18.4	14.5	12.1	11.1	10.9
Total primary new insurance written	100.0%	100.0%	100.0%	100.0%	100.0%
(1)

For loans with multiple borrowers, the percentage of primary new insurance written by FICO score represents the lowest of the borrowers’ FICO scores. All periods prior to March 31, 2019 had previously been presented based on the FICO score of the primary borrower and have been restated to reflect the lowest of the borrowers’ FICO scores.

(2)	Percentages exclude the impact of reinsurance.
(3)	Borrower-paid Single Premium Policies have lower Minimum Required Assets under PMIERs as compared to lender-paid Single Premium Policies.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Primary Insurance in Force and Risk in Force
Exhibit I (page 1 of 2)

	September 30,	June 30,	March 31,	December 31,	September 30,
($ in millions)	2019	2019	2019	2018	2018
Primary insurance in force (1)
Prime	$232,086	$225,443	$218,227	$215,739	$211,168
Alt-A and A minus and below	5,072	5,313	5,507	5,704	5,928
Total Primary	$237,158	$230,756	$223,734	$221,443	$217,096

Primary risk in force (1) (2)
Prime	$59,217	$57,795	$56,054	$55,374	$54,168
Alt-A and A minus and below	1,203	1,262	1,307	1,354	1,409
Total Primary	$60,420	$59,057	$57,361	$56,728	$55,577

Percentage of primary risk in force
Direct monthly and other recurring premiums	72.0%	71.2%	70.6%	70.3%	69.9%
Direct single premiums	28.0%	28.8%	29.4%	29.7%	30.1%

Percentage of primary risk in force by FICO score (3)
>=740	56.2%	55.7%	55.2%	55.1%	55.1%
680-739	34.5	34.6	34.8	34.8	34.7
620-679	8.6	8.9	9.2	9.3	9.3
<=619	0.7	0.8	0.8	0.8	0.9
Total Primary	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by LTV
95.01% and above	13.9%	13.2%	12.2%	11.6%	11.0%
90.01% to 95.00%	51.9	52.5	53.0	53.1	53.1
85.01% to 90.00%	27.9	28.2	28.6	29.0	29.4
85.00% and below	6.3	6.1	6.2	6.3	6.5
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by policy year
2008 and prior	8.4%	8.9%	9.6%	10.1%	10.9%
2009	0.2	0.3	0.3	0.4	0.4
2010	0.2	0.2	0.3	0.3	0.3
2011	0.6	0.7	0.7	0.8	0.9
2012	2.5	2.9	3.3	3.7	4.1
2013	4.6	5.2	5.8	6.2	6.7
2014	4.8	5.3	5.8	6.1	6.5
2015	8.1	8.9	9.7	10.2	10.9
2016	13.5	14.8	16.0	16.8	17.9
2017	17.4	18.9	20.3	21.1	22.0
2018	19.7	21.8	23.5	24.3	19.4
2019	20.0	12.1	4.7	—	—
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Primary risk in force on defaulted loans	$1,012	$986	$1,002	$1,032	$1,019
Table continued on next page.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Primary Insurance in Force and Risk in Force
Exhibit I (page 2 of 2)

Table continued from prior page.

	September 30,	June 30,	March 31,	December 31,	September 30,
	2019	2019	2019	2018	2018
Persistency Rate (12 months ended)	81.5%	83.4%	83.4%	83.1%	81.4%
Persistency Rate (quarterly, annualized) (4)	75.5%	80.8%	85.4%	85.5%	83.4%
(1)	Excludes the impact of premiums ceded under our reinsurance agreements.
(2)	Does not include pool risk in force or other risk in force, which combined represent approximately 1.0% of our total risk in force for all periods presented.
(3)

For loans with multiple borrowers, the percentage of primary risk in force by FICO score represents the lowest of the borrowers’ FICO scores. All periods prior to March 31, 2019 had previously been presented based on the FICO score of the primary borrower and have been restated to reflect the lowest of the borrowers’ FICO scores.

(4)	The Persistency Rate on a quarterly, annualized basis may be impacted by seasonality or other factors, and may not be indicative of full-year trends.

Radian Group Inc. and Subsidiaries
Mortgage Insurance (“MI”) Supplemental Information - Claims and Reserves
Exhibit J

	2019			2018
($ in thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

Net claims paid: (1)
Total primary claims paid	$28,981	$31,940	$33,360	$35,175	$45,814
Total pool and other	901	472	1,230	190	1,241
Subtotal	29,882	32,412	34,590	35,365	47,055
Impact of commutations (2)	6,812	15	—	4,356	12,712
Total net claims paid	$36,694	$32,427	$34,590	$39,721	$59,767

Total average net primary claim paid (1) (3)	$47.0	$50.1	$48.6	$52.0	$53.6

Average direct primary claim paid (3) (4)	$48.1	$51.1	$49.2	$52.9	$54.2
(1)	Net of reinsurance recoveries.
(2)	Includes payments to commute mortgage insurance coverage on certain performing and non-performing loans.
(3)	Calculated without giving effect to the impact of commutations.
(4)	Before reinsurance recoveries.
($ in thousands, except primary reserve	September 30,	June 30,	March 31,	December 31,	September 30,
per primary default amounts)	2019	2019	2019	2018	2018

Reserve for losses by category (1)
Mortgage insurance (“MI”) reserves
Prime	$236,382	$242,378	$240,489	$242,135	$241,858
Alt-A and A minus and below	95,723	104,863	111,955	119,553	129,297
IBNR and other (2)	42,117	33,888	13,008	13,864	14,505
LAE	9,000	9,070	8,994	10,271	11,203
Total primary reserves	383,222	390,199	374,446	385,823	396,863
Total pool reserves	10,605	10,816	10,621	11,640	11,705
Total 1st lien reserves	393,827	401,015	385,067	397,463	408,568
Other	260	279	294	428	412
Total MI reserves	394,087	401,294	385,361	397,891	408,980
Services reserves	4,054	3,984	3,423	3,470	3,480
Total reserves	$398,141	$405,278	$388,784	$401,361	$412,460

1st lien reserve per default
Primary reserve per primary default excluding IBNR and other	$16,900	$18,139	$17,962	$17,634	$18,409
(1)

Includes ceded losses on reinsurance transactions, which are expected to be recovered and are included in the reinsurance recoverables reported in other assets in our condensed consolidated balance sheets.

(2)

For the quarters ended September 30, 2019 and June 30, 2019, includes increases of $11.8 million and $19.4 million, respectively, in the Company's IBNR reserve estimate related to previously disclosed legal proceedings involving challenges from certain servicers regarding loss mitigation activities.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Default Statistics
Exhibit K

	September 30,	June 30,	March 31,	December 31,	September 30,
	2019	2019	2019	2018	2018
Default Statistics
Primary Insurance:
Prime
Number of insured loans	1,040,520	1,018,715	994,865	986,704	969,994
Number of loans in default	15,345	14,521	14,831	15,402	14,916
Percentage of loans in default	1.47%	1.43%	1.49%	1.56%	1.54%

Alt-A and A minus and below
Number of insured loans	32,163	33,609	34,763	35,906	37,268
Number of loans in default	4,839	5,122	5,291	5,691	5,854
Percentage of loans in default	15.05%	15.24%	15.22%	15.85%	15.71%

Total Primary
Number of insured loans	1,072,683	1,052,324	1,029,628	1,022,610	1,007,262
Number of loans in default	20,184	19,643	20,122	21,093	20,770
Percentage of loans in default	1.88%	1.87%	1.95%	2.06%	2.06%

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Reinsurance Programs
Exhibit L

	2019				2018
($ in thousands)	Qtr 3	Qtr 2		Qtr 1	Qtr 4	Qtr 3

Quota Share Reinsurance (“QSR”) and Single Premium QSR Programs
Ceded premiums written (1)	$8,408	$588		$7,017	$12,923	$24,094
% of premiums written	2.9%	2.2%		2.7%	4.8%	8.5%
Ceded premiums earned	$19,295	$29,212	(2)	$15,676	$15,726	$15,813
% of premiums earned	6.3%	8.7%		5.5%	5.6%	5.7%
Ceding commissions written	$6,778	$6,861		$4,695	$6,006	$8,988
Ceding commissions earned (3)	$12,153	$16,353	(2)	$8,685	$7,718	$8,373
Profit commission	$18,346	$26,476	(2)	$11,318	$10,638	$11,358
Ceded losses	$771	$1,868		$1,687	$1,730	$1,191

Excess-of-Loss Program
Ceded premiums written	$6,878	$13,468		$2,919	$9,009	$—
% of premiums written	2.4%	4.8%		1.1%	3.3%	—%
Ceded premiums earned	$7,452	$7,662		$3,265	$2,305	$—
% of premiums earned	2.4%	2.3%		1.2%	0.8%	—%

Ceded RIF (4)
QSR Program	$702,201	$768,554		$840,621	$910,862	$974,359
Single Premium QSR Program	8,538,363	8,495,651		8,267,506	8,168,939	7,984,178
Excess-of-Loss Program	974,800	1,017,440		454,641	455,440	—
Total Ceded RIF	$10,215,364	$10,281,645		$9,562,768	$9,535,241	$8,958,537

PMIERs impact - reduction in Minimum Required Assets (5)
QSR Program	$38,227	$41,873		$45,477	$48,734	$51,883
Single Premium QSR Program	513,832	516,468		507,656	522,318	511,052
Excess-of-Loss Program	834,072	926,640		454,641	455,440	—
Total PMIERs impact	$1,386,131	$1,484,981		$1,007,774	$1,026,492	$562,935
(1)	Net of profit commission, where applicable.
(2)	Includes a cumulative adjustment to unearned premiums related to an update to the amortization rates used to recognize revenue for Single Premium Policies.
(3)

Includes amounts reported in policy acquisition costs and other operating expenses. Operating expenses include the following ceding commissions, net of deferred policy acquisition costs, for the periods indicated:

		2019			2018
	($ in thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

	Ceding commissions	$(8,160)	$(12,408)	$(5,643)	$(5,837)	$(5,988)

(4)	Included in primary RIF.
(5)	Excludes the impact of intercompany reinsurance.

FORWARD-LOOKING STATEMENTS

All statements in this report that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “strategy,” “future,” “likely” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment where new risks emerge from time to time and it is not possible for us to predict all risks that may affect us. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include, without limitation:

  changes in economic and political conditions that impact the size of the insurable market, the credit performance of our insured portfolio, and our business prospects;
  changes in the way customers, investors, ratings agencies, regulators or legislators perceive our performance, financial strength and future prospects;
  Radian Guaranty Inc.’s (“Radian Guaranty”) ability to remain eligible under the Private Mortgage Insurer Eligibility Requirements (the “PMIERs”) and other applicable requirements imposed by the Federal Housing Finance Agency (“FHFA”) and by Fannie Mae and Freddie Mac (collectively, the “GSEs”) to insure loans purchased by the GSEs, including potential future changes to the PMIERs which, among other things, may be impacted by the general economic environment and housing market, as well as the proposed Conservatorship Capital Framework ("CCF") that would establish capital requirements for the GSEs, if the CCF is finalized;
  our ability to successfully execute and implement our capital plans, including our risk distribution strategy through the capital markets and reinsurance markets, and to maintain sufficient holding company liquidity to meet our liquidity needs;
  our ability to successfully execute and implement our business plans and strategies, including plans and strategies that require GSE and/or regulatory approvals and licenses;
  our ability to maintain an adequate level of capital in our insurance subsidiaries to satisfy existing and future regulatory requirements;
  changes in the charters or business practices of, or rules or regulations imposed by or applicable to, the GSEs, which may include changes in the requirements to remain an approved insurer to the GSEs, the GSEs’ interpretation and application of the PMIERs, as well as changes impacting loans purchased by the GSEs, such as whether GSE eligible loans meet the "qualified mortgages" (QM) loan requirements under applicable law, requirements regarding mortgage credit and loan size and the GSEs' pricing;
  changes in the current housing finance system in the U.S., including the role of the Federal Housing Administration (the “FHA”), the GSEs and private mortgage insurers in this system;
  any disruption in the servicing of mortgages covered by our insurance policies, as well as poor servicer performance;
  a decrease in the “Persistency Rates” (the percentage of insurance in force that remains in force over a period of time) of our mortgage insurance on monthly premium products;
  competition in our mortgage insurance business, including price competition and competition from the FHA and U.S. Department of Veterans Affairs as well as from other forms of credit enhancement, including GSE sponsored alternatives to traditional mortgage insurance;
  the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the financial services industry in general, and on our businesses in particular, including future changes to the QM loan requirements, which currently are subject to an Advanced Notice of Proposed Rulemaking (ANPR) issued by the Consumer Financial Protection Bureau;
  legislative and regulatory activity (or inactivity), including the adoption of (or failure to adopt) new laws and regulations, or changes in existing laws and regulations, or the way they are interpreted or applied;
  legal and regulatory claims, assertions, actions, reviews, audits, inquiries and investigations that could result in adverse judgments, settlements, fines, injunctions, restitutions or other relief that could require significant expenditures, new or increased reserves or have other effects on our business;
  the amount and timing of potential settlements, payments or adjustments associated with federal or other tax examinations;
  the possibility that we may fail to estimate accurately the likelihood, magnitude and timing of losses in establishing loss reserves for our mortgage insurance business or to accurately calculate and/or project our "Available Assets" and "Minimum Required Assets" under the PMIERs, which will be impacted by, among other things, the size and mix of our insurance in force, the level of defaults in our portfolio, the level of cash flow generated by our insurance operations and our risk distribution strategies;
  volatility in our financial results caused by changes in the fair value of our assets and liabilities, including our investment portfolio;
  potential future impairment charges related to our goodwill and other acquired intangible assets;
  changes in “GAAP” (accounting principles generally accepted in the U.S.) or “SAPP” (statutory accounting principles and practices including those required or permitted, if applicable, by the insurance departments of the respective states of domicile of our insurance subsidiaries) rules and guidance, or their interpretation;
  our ability to attract and retain key employees; and
  legal and other limitations on amounts we may receive from our subsidiaries, including dividends or ordinary course distributions under our internal tax- and expense- sharing arrangements.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018, and to subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this report. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

Contacts

Emily Riley - Phone: 215.231.1035
email: emily.riley@radian.com